Pingtan Marine Enterprise Announces Independent Members of Board of Directors Approval to Sell Dredging Operating Subsidiary in a $365.5 Million Transaction

Board of Directors Receives Independent Fairness Opinion from Duff and Phelps, LLC

FUZHOU, China, October 28, 2013 – Pingtan Marine Enterprise Ltd. (Nasdaq: PME), (“Pingtan,” or the “Company”) an integrated marine services company in the People’s Republic of China (PRC), today announced that the independent members of the Company’s Board of Directors (“the Board”) have agreed to sell Pingtan's 100% owned dredging subsidiary, China Dredging Group (“CDGC”) and its PRC operating subsidiaries, Fujian Xing Gang Port Service Co., Ltd. business and operating assets to an affiliate of the Company’s  Chairman, CEO and majority shareholder Mr. Xinrong Zhuo.

Highlights

•	In addition to the fairness opinion on the proposed transaction from Duff and Phelps, LLC, the Board received appraisal reports from BMI Appraisals Limited (“BMI”) for the respective operating rights and licenses to conduct fishing services of 20 new vessels which are included as part of transaction consideration (available on the Company’s website, www.ptmarine.com).

•	The Board, excluding Chairman and CEO Mr. Xinrong Zhuo, and the Company’s Senior Officer, Mr. Bin Lin, unanimously approved moving forward with the transaction.

•	During a period of 30 days from the date of this press release, the Board, excluding Mr. Zhuo and Mr. Lin, will evaluate other alternative proposals received.

•	The transaction is expected to close during the fourth quarter of 2013.

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Terms and Background of the Transaction

Under the terms of the proposed transaction, the consideration to be received by the Company consists of:

(i)	forgiveness of the Company's current $155.2 million 4% promissory note due on June 19, 2015; and

(ii)	the transfer to the Company of the 25-year exclusive operating rights (see description of operating rights below) for 20 new fishing vessels, with such rights appraised at $216.1 million by BMI as described below.

As previously announced on July 29, 2013, the Board received an offer from its Chairman and CEO, Mr. Xinrong Zhuo for CDGC. At that time the Board, excluding Chairman and CEO Mr. Xinrong Zhuo, and the Company’s Senior Officer, Mr. Bin Lin, retained Duff & Phelps LLC, as its independent financial advisor and investment banking firm, to provide an opinion as to the fairness, from a financial point of view, to the public stockholders of the Company (excluding Mr. Xinrong Zhuo, the Company’s Chairman and Chief Executive Officer, and his affiliates) of the consideration to be received by the Company in the proposed transaction.

The Board also retained, BMI (“www.bmi-appraisals.com”) to provide an independent valuation of the vessel operating rights that would constitute a portion of the consideration. BMI is one of the leading valuation companies in Hong Kong and China and has been engaged by more than 1,000 companies, the majority of which are listed companies in Hong Kong, China and overseas. The Board recently received the appraisal report from BMI, which values the right to use 20 new vessels and the licenses to conduct fishing operations, at approximately $216.1 million.

Subsequent to the receipt of the fairness opinion from Duff and Phelps and the BMI appraisal reports, the Board, excluding Mr. Zhuo and Mr. Lin, unanimously voted to approve the proposed transaction.

The Board, excluding Mr. Zhuo and Mr. Lin, will evaluate any potential alternative proposals received during the next 30 days. Assuming the proposed transaction closes, Pingtan would own or have exclusive operating rights to 126 fishing vessels and licenses. At current prices and operating at full capacity, each vessel is expected to generate annual revenue of approximately USD$3 million with annual net income of approximately $800,000 to $1 million.

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Company to Receive Operating Rights for Vessels

The proposed transaction includes the transfer of exclusive operating rights for 25 years for each of the 20 new fishing vessels and licenses from Mr. Zhuo to the Company. These 20 fishing vessels received subsidies from China’s central government budget in 2012, and a recent notification from the Government prohibits the sale or transfer of ownership for a period of 10 years for fishing vessels that have received such subsidies.

Below is a link to the above mentioned notification by the Pingtan Government (in Mandarin):

http://www.pingtan.gov.cn/xxgk/show.aspx?ctlgid=27147864&Id=8797

About Pingtan

Pingtan is a marine enterprises group, engaging in dredging services and ocean fishing through its wholly-owned subsidiaries, China Dredging Group and Merchant Supreme, and their respective PRC operating subsidiaries, Fujian Xinggang Port Service Co., Ltd., or Fujian Service, Pingtan Xingyi Port Service Co., Ltd., or Pingtan Xingyi and Fujian Provincial Pingtan County Ocean Fishing Group Co., Ltd., or Pingtan Fishing.

Pingtan Fishing primarily engages in ocean fishing with many of its self-owned vessels operating within the Indian Exclusive Economic Zone and the Arafura Sea of Indonesia. Pingtan Fishing is a growing fishing company and provider of high quality seafood in the PRC.

Business Risks and Forward-Looking Statements

This press release may contain forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. Readers are cautioned that actual results could differ materially from those expressed in any forward-looking statements. In addition, please refer to the risk factors contained in the Company’s SEC filings available at www.sec.gov, including the Company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Definitive Proxy Statement and Registration Statement on Form S-3. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. Pingtan undertakes no obligation to update or revise any forward-looking statements for any reason.

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CONTACT:

Roy Yu

Chief Financial Officer

Pingtan Marine Enterprise Ltd.

Tel: +86 591 87271753

ryu@ptmarine.net

INVESTOR RELATIONS:

The Equity Group Inc.

Adam Prior, Senior Vice President

(212) 836-9606

aprior@equityny.com

In China

Katherine Yao, Associate

86 10 6587 6435

kyao@equityny.com